Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Agreement sets forth the terms of the separation between Brad Tade (“you”) and ADMA Biologics, Inc., a Delaware corporation (the “Company”).  If you understand and agree with these terms, please sign in the space provided below.  If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers.  We will refer to this document as the “Agreement.”  In exchange for the payments and benefits described in the Consideration clause of this Agreement, you agree that you will, among other things, (1) release any claims against the Company, its affiliates and the other “Releasees” (as defined herein), and (2) agree to comply with all obligations contained in this Agreement.

1.    Separation Date.  Your last day of employment with the Company is February 25, 2026 (the “Separation Date”).  In conjunction with your separation from employment with the Company, the Company will pay you your accrued wages through the Separation Date, as well as for any unused current calendar year vacation days.  The Company will make such payments in accordance with the Company’s regular payroll practices.

2.    Consideration.  In consideration of the releases and covenants given by you as set forth in this Agreement and your compliance therewith, and provided that you sign and do not revoke this Agreement during a period of seven (7) calendar days following your execution hereof (such eighth day following execution being the “Effective Date”) and comply with its terms and conditions, the Company shall provide you with the following payments and benefits as follows:

(a)        Bonus: Consistent with your Employment Agreement, you shall be eligible to receive a 2025 year-end discretionary bonus, the amount of which shall be determined in accordance with the terms of your Employment Agreement.  This bonus shall be paid in accordance with the Company’s standard payroll and bonus practices.  You will not be eligible for any bonus for calendar year 2026.

(b)        Consultant Engagement. The Company shall retain you to provide consulting services on the terms set forth in the Consulting Services Agreement between you and the Company, attached hereto as Exhibit A (the “Consulting Agreement”).

(c)        Equity Vesting: Notwithstanding your separation from employment from the Company, your outstanding RSUs that are scheduled to vest on February 26, 2026, June 26, 2026 and July 24, 2026 will vest in accordance with the terms and conditions of the applicable RSU agreement, subject to applicable taxes and withholdings.  You shall not be eligible for any future Company equity vestings beyond July 31, 2026, nor will you be eligible for any future equity awards during the term of your Consulting Agreement.

(d)       COBRA Payments.  Provided that you remain in compliance with the terms of this Agreement, if you timely elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company agrees to pay directly to the carrier on your behalf the same employer premium percentage contribution in effect on the Separation Date for five (5) months, provided that you remain eligible for COBRA benefits and do not qualify for health coverage under another employer or cease to be eligible for COBRA benefits during this period.  Accordingly, you agree to notify Company as soon as possible after you become eligible for health coverage under another employer or cease to be eligible for COBRA benefits.  Notwithstanding the foregoing, if the payments made by the Company under this subsection (d) would violate the nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance, the parties agree to reform this subsection (d) as necessary to ensure compliance. Upon the expiration of the five-month period, unless you execute the Final Release Agreement described in subsection (e) below, you will be responsible for paying the entire premium under COBRA should you elect to continue COBRA coverage.

(e)         Additional COBRA Benefit.  Provided that you abide by the terms of this Agreement and execute the Final Release Agreement attached hereto as Exhibit B within seven (7) days of the termination of the Consulting Agreement by virtue of its expiration or early termination by the Company without cause, the Company shall pay directly to the carrier on your behalf the same employer premium percentage contribution in effect on the Separation Date for an additional one (1) month, provided that you remain eligible for COBRA benefits and do not qualify for health coverage under another employer or cease to be eligible for COBRA benefits during this period.  Accordingly, you agree to notify Company as soon as possible after you become eligible for health coverage under another employer or cease to be eligible for COBRA benefits.  Notwithstanding the foregoing, if the payments made by the Company under this subsection (e) would violate the nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance, the parties agree to reform this subsection (e) as necessary to ensure compliance. Upon the expiration of this additional one-month period, you will be responsible for paying the entire premium under COBRA should you elect to continue COBRA coverage.

(f)         Other Rights and Benefits: As of the Separation Date, your (i) accrual of paid time off, and (ii) participation in any and all Life, AD&D, long term disability, and 401(k) retirement savings plans will terminate.  Your participation in any and all health, dental and prescription plans will terminate as of February 28, 2026. Your execution of this Agreement shall not diminish any benefits vested pursuant to the terms of any Employee Retirement Income Security Act of 1974 (ERISA) employee pension or 401(k) benefit plan, which benefits shall continue to be subject to the terms of applicable plan documents.

(g)        Acknowledgement: You acknowledge that you would not be entitled to receive the consideration set forth in this Consideration clause absent execution of this Agreement and agree that the amount of the consideration set forth herein is greater than any amount you are otherwise entitled to receive from the Company and/or the Releasees under any law, contract, policy, promise, expectation, or otherwise, either as compensation, wages, bonuses, commissions, incentives, accrued but unused vacation or paid time off, severance, benefits, reimbursements, damages, or otherwise.  In the event the Internal Revenue Service, or any other state or local taxing entity, or any court or other tribunal of competent jurisdiction, determines that all or part of these payments are remuneration for which any taxes are due and owing, except the Company’s employer share/contribution, you shall be solely responsible for the payment of such taxes.  You agree not to make a claim against the Company or the Releasees for the payment of any such taxes, or for any related interest or penalties.  You also agree to indemnify the Company and the Releasees for any amounts paid, including, but not limited to, interest and penalties, in connection with any taxes that you may owe based on these payments.

3.    Release of Claims.  In exchange for the payments described in the Consideration clause, you hereby forever release and discharge the Company and each of its predecessors, successors, assigns, partners, directors, officers, members, managers, stockholders, employees, representatives, attorneys, agents, divisions, subsidiaries, and affiliates, in each case past and present (and the past and present partners, directors, officers, members, managers, stockholders, employees, representatives, attorneys and agents of such divisions, subsidiaries and affiliates), and all persons acting by, through, under, or in concert with any of them (hereinafter the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, that you and your issue, heirs, representatives, successors, agents, executors, administrators and assigns ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever through the date of this Agreement, including but not limited to any claims arising out of your employment by the Company and the cessation of such employment; any claims for unpaid wages, back pay, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation; any claims arising under any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied; any tort, including without limitation intentional infliction of emotional distress, defamation, retaliation, fraud and breach of duty; any legal restrictions on the Company’s right to terminate employees; harassment of any kind, including, but not limited to, sexual harassment; and any federal, state, local, or other governmental common law, statute, regulation, or ordinance, including without limitation: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Worker and Adjustment Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, the Florida Civil Rights Act of 1992, the Florida Minimum Wage Act, the Florida Constitution, and the Florida Fair Housing Act; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Nothing contained herein shall serve to waive any (a) claims or rights that, pursuant to law, cannot be legally waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits, or any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company; (b) rights to vested benefits under any applicable retirement plans as of the Separation Date; (c) rights to vested stock options or restricted stock units and rights arising under any equity agreement and Company equity incentive plan; (d) claims arising under or to enforce the terms of this Agreement; and/or (e) claims arising after the date on which you sign this Agreement.

4.   Addendum to General Release for Age Claims.  In addition to all other claims released for the payments described in the Consideration clause, you hereby waive all claims available against the Company, other Releasees and Company employee benefit plans arising out of your employment with the Company or the termination of that employment under the Age Discrimination in Employment Act of 1967 and the Older Workers’ Benefit Protection Act.  You acknowledge and agree that you have been provided twenty-one (21) days to review and consider this Agreement before executing it and a seven (7) day period within with to revoke this Agreement.

5.     No reemployment.  You agree not to seek reemployment with the Company or any of its subsidiaries after the Separation Date.

6.     Medicare Disclaimer.  You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement.

7.    Non-Disparagement.  You agree that you will not make or authorize, or encourage any third party to make or authorize, any written or oral statements that are maliciously false, disparaging, or defamatory about the Company, its policies and procedures or its executive officers, officers, directors, employees or employment practices.  Nothing in this clause is intended to (a) preclude you from making any truthful statement to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body with actual or apparent jurisdiction to order such person to disclose or make accessible such information, provided such statements are supported by fact and not opinion; or (b) unlawfully impair or interfere with your rights under Section 7 of the National Labor Relations Act.

8.   Reports to Government Entities.  Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims or Addendum to General Release for Age Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.  No Actions.  You, for yourself and your issue, heirs, representatives, successors, agents, executors, administrators, and assigns, represent and warrant that, to the fullest extent permitted by law, you have not filed any complaints or charges or lawsuits against the Company or any other Releasees with any governmental agency or court.  You further represent and warrant that you are not aware of violations in any material respect by the Company or any other Releasees of applicable law or sound, ethical business practices.

10.  Non-Admission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by the Company or any other Releasees.

11.  No Other Amounts Due.  You acknowledge that the Company has paid to date all wages, salaries, bonuses, incentive compensation payments, benefits and other amounts earned and accrued, less applicable deductions, through the Effective Date, and that the Company has no obligation to pay any additional amounts other than the payments described in the Consideration Clause of this Agreement. In addition, you understand and agree that you will not accrue any further benefits under any of the Company’s applicable plans.

12.  Arbitration.  You and the Company agree that any dispute between you and the Company shall be submitted to and decided by binding arbitration in Florida, with the American Arbitration Association, using the rules in effect at the time of the request to arbitrate.  This includes all disputes between you and the Company, including but not limited to disputes about the validity of the arbitration clause and any claimed breach of this Agreement.  Further, while you have agreed to release all waivable employment-related claims in this Agreement, if you were to assert that there are employment-related claims that you did not release by this Agreement, whether discrimination, retaliation, harassment, or wage and hour claims, among others, then such claims would also be subject to arbitration.  You acknowledge that you understand that this means that you are waiving your right to proceed before a court or jury as to claims covered by this arbitration provision.  You and the Company agree to bring any claims in an individual capacity and unless you and the Company agree in writing, claims covered by this Agreement may not be joined or consolidated in court or arbitration with other individuals’ claims in a class, collective or representative action, and no damages or penalties may be sought or recovered on behalf of other individuals.  Arbitration will be administered under the rules of the American Arbitration Association according to that organization’s rules for employment arbitration and any requirements imposed by the law of the selected forum.  Any arbitral award determination is final and binding upon you and the Company and may be entered as a judgment in a court of competent jurisdiction.

You and the Company hereby submit to the exclusive jurisdiction of the state and federal courts located in Florida (and waive the defenses of lack of jurisdiction or inconvenient forum to the maintenance of any such action or proceeding in such venue) for any action to stay or to compel arbitration, or for proceedings to obtain injunctive relief for a breach or threatened breach of any covenants herein.

13.  Duty of Cooperation.  You agree to cooperate fully and in a timely manner with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to your employment with the Company.  This cooperation may include answering questions relating to your employment with the Company, appearing from time-to-time for conferences and interviews, and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter.  Subject to the Company’s prior approval, the Company will reimburse you for reasonable out-of-pocket costs and expenses such as travel expenses, and will endeavor to set meeting times that are mutually agreeable.

14. Governing Law.  This Agreement shall be governed by the laws of Florida without reference to that jurisdiction’s choice of law rules.

15.  Return of Company Property and Equipment.  Consistent with Company policy and practice, your personal items from your Company office will be mailed to your home address at a mutually convenient time. You agree and represent that you will return to the Company by the final date of your consulting period with ADMA, all Confidential Information, files, memoranda, and records, cardkey passes, ID cards, cell phones, door and file keys, computer access codes, software, corporate credit card, equipment, including cell phones and computers, and other property which you received, acquired, or prepared in connection with your employment with the Company, and any and all copies, duplicates, reproductions, synopses, and/or excerpts thereof, whether via hard copy or electronic, other than records relating solely to your own compensation or benefits which are in your possession (collectively, “Company Property”).  You further agree and certify herein that, by the final date of your consulting period with ADMA, you will permanently and irrevocably delete any and all intangible Company Property, including any Company emails or documents sent to, by or from any Company employee, including yourself, which exists or is stored (i) in any e-mail account; (ii) in any “cloud” account; or (iii) on any computer, tablet, cellular phone or smartphone, the foregoing of which are accessible, controlled, or owned by you.  The consideration detailed in the Consideration clause above is contingent on compliance with your obligations under this clause.

16.  Restrictive Covenants. You acknowledge that you remain subject to the confidentiality obligations and restrictive covenants set forth in your Employment Agreement and the Confidential Information, Non-Solicitation, Non-Competition, Company Technology Use and Inventions Assignment Agreement that you entered into with the Company, which obligations continue after the Separation Date.

17.  Injunctive Relief. You agree and acknowledge that the Company and other Releasees, as applicable, will be irreparably harmed by any breach, or threatened breach, by you of this Agreement and that monetary damages would be inadequate.  Accordingly, you agree that in the event of a breach or threatened breach by you of this Agreement, the Company and other Releasees, as applicable, shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies available at law and equity, without being required to post a bond.  In the event of a material breach by you of this Agreement, the Company’s payment and equity vesting obligations hereunder, or under the Consulting Agreement, shall immediately cease, and the Consulting Agreement shall be deemed immediately terminated.

18.  No Modification.  No waiver or modification of this Agreement or any term or provision hereof shall be binding unless it is in writing and signed by the parties hereto or their expressly authorized representatives.

19.  Cost of Enforcement.  In the event of litigation or arbitration involving this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation or arbitration, including any appeal therefrom.

20.  Severability.  In the event a court, arbitrator or other entity with jurisdiction determines that any portion of this Agreement (other than the Release of Claims clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

21.  Counterparts.  This Agreement may be executed in any number of counterparts, which together shall be effective as if they were a single document.  Signatures on the Agreement transmitted by email or facsimile copy shall have the same force and effect as original signatures.

The Company hereby advises you to consult with an attorney prior to signing this Agreement.  You hereby represent that you are currently represented by counsel and consulted with counsel prior to executing the Agreement.  You acknowledge that you have had a reasonable amount of time to consider the terms of this Agreement and you sign it with the intent to be legally bound.

ADMA Biologics, Inc.

By:	/s/ Michael A. Goldstein, Esq.	Date:	February 25, 2026

Name: Michael A. Goldstein, Esq.
Title: General Counsel

Brad Tade

By:	/s/ Brad Tade	Date:	February 25, 2026

EXHIBIT A

Consulting Services Agreement

(Attached)

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into by and between Brad Tade (“Consultant”, “you” or “your”) and ADMA Biologics, Inc. (the “Company”).  This Agreement confirms the parties’ understanding regarding the consulting services and related deliverables to be provided by the Consultant.   The parties expressly agree to the terms and conditions contained in this Agreement in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged.

1.         Term.  Your consulting engagement with the Company shall be from February 26, 2026 to July 31, 2026, subject to the terms of this Agreement (the “Term”).

2.         Scope.  Subject to the terms and conditions of this Agreement, Consultant will assist the Company by providing consulting services on an as-needed basis as directed by Michael Goldstein and/or Adam Grossman.  Such services may include, for example: (a) supporting the Company’s financial operations and investor relations; (b) assisting the Company with transfer of Consultant’s prior responsibilities and knowledge to other Company employees, as directed by Company management; and (c) cooperating with, and timely responding to inquiries from, Company personnel concerning financial issues, in each case at the direction of Messrs. Goldstein and Grossman.  Consultant shall perform services under this Agreement remotely without reporting to the Company’s offices. During the Term, Consultant agrees to make himself reasonably available to Company personnel during Company work hours to provide consulting services and to use his best efforts in the performance of the services under this Agreement.

3.          Consulting Fees.  The Company will pay Consultant for the services rendered under this Agreement at a monthly rate of $41,666.67 (“Consulting Fees”) and such other amounts as set forth in the Termination provision below. The Company shall pay such Consulting Fees on or before the last business day of the month (commencing March 2026) and shall report the Consulting Fees as “miscellaneous” income on a Form 1099 to be issued to Consultant.

4.        Supplies and Expenses.  Consultant will provide the supplies, materials or other items needed to perform the services pursuant to this Agreement and shall be responsible for any business expenses incurred during the consultancy, except that Consultant will be reimbursed for any pre-approved travel expenses, if any, incurred in the course of Consultant providing the services.  All expenses must be pre-approved in writing by the Company to be eligible for reimbursement.

5.       Independent Contractor Status.  Consultant agrees and understands that his engagement as a Consultant is on an independent contractor basis and that he shall not be a Company employee during the Term of this Agreement.  Nothing herein will be deemed to establish a partnership, joint venture, association or employment relationship between the parties.  Each party will remain responsible, and will indemnify and hold harmless the other party, for the withholding and payment of all applicable taxes, payroll levies or employee benefit requirements now existing or hereafter enacted and attributable to such party and its respective workers.  Consistent with Consultant’s independent contractor status, Consultant will control the manner and means by which he performs the consulting services rendered.  Consultant will, to the extent practicable given the assigned deliverables, set his own schedule and location for performance of the consulting services rendered.

6.          Works Made For Hire.  The parties acknowledge that all work product created by Consultant in the performance of the services under this Agreement, including all deliverables and any other original works of authorship developed by Consultant pursuant to this Agreement including (but not limited to) working papers, drafts, and notes, in any and all media, whether created by the Consultant individually or jointly with the Company’s staff or its agents (collectively, “Work Product”), constitutes “works made for hire” and that all right, title and interest in and to such Work Product, in any and all media now known or hereafter developed, will be owned by the Company.  To the extent any Work Product created hereunder is not a work made for hire, Consultant hereby assigns and agrees to assign to the Company all right, title and interest in and to the Work Product and agrees to execute, without further consideration, any additional documents necessary to effect such an assignment.  The rights assigned hereunder will include all copyrights, together with any and all rights to register, obtain renewals, extensions or reinstatements of the copyrights, and any and all causes of action at law or in equity for any and all infringements or other unauthorized uses of the Work Product, and the right to claim, receive and retain all monetary proceeds and other relief and benefits relating to those causes of action.

Consultant agrees not to challenge or contest the validity of the copyright in the Work Product, or the Company’s rights thereto, directly or indirectly, or assist any third party in doing so.  Consultant agrees not to register or attempt to register the Work Product, in whole or in part, in any country, state or other jurisdiction, without the Company’s express written consent.

7.      Confidentiality.  During the Term of this Agreement, Consultant agrees to be bound by the Confidentiality obligations set forth in the Employment Agreement and Confidential Information, Non-Solicitation, Non-Competition, Company Technology Use and Inventions Assignment Agreement Consultant previously entered into with the Company.

8.          Non-Assignment.  Consultant will not assign, sell or transfer this Agreement, Consultant’s obligations under this Agreement or any interest under this Agreement without the prior written consent of the Company.

9.           Termination.

a.    The parties reserve the right to terminate this Agreement immediately if either party breaches any of its obligations under this Agreement or the Separation Agreement and Release and does not cure such breach within five (5) days of receipt of written notice of such breach.

b.   Notwithstanding any other provision of this Agreement to the contrary, either Consultant or the Company may terminate this Agreement, with or without cause, upon seven (7) days’ written notice.  Consultant’s pay in the case of any termination, will be as follows:

i.          If the Company terminates the consulting arrangement, without cause, prior to the expiration of the Term, the Company will pay you, within fifteen (15) days of such termination: the full value of the Consulting Fees that would otherwise be due for the full Term under this Agreement and the then-current market value of the restricted stock units scheduled to vest on February 26, 2026, June 26, 2026 and July 24, 2026.

ii.         If you terminate the consulting arrangement prior to the expiration of the Term without cause, the Company will pay you any accrued Consulting Fees as of the termination date, and you will not be entitled to any additional Consulting Fees or future equity vestings.

iii.        Upon termination of this Agreement for any reason, Consultant will deliver to the Company any Work Product created under this Agreement before the date of termination of the Agreement, including any drafts or notes relating to the Work Product to be produced hereunder.  Upon receipt of a final invoice, the Company will pay to the Consultant any amounts owed for consulting services rendered to the Company’s satisfaction prior to the date of termination of the Agreement.

iv.       This Agreement shall automatically terminate on the occurrence of: (i) the dissolution, bankruptcy or insolvency of either party; or (ii) the death of the Consultant.

For purposes of this Agreement, the Company will have “cause” to terminate Consultant’s consulting arrangement during the Term in the following circumstances: (i) Consultant commits any fraud, embezzlement, misappropriation of funds, material misrepresentation, breach of fiduciary duty or other material act of dishonesty against the Company; (ii) Consultant engages in any gross or willful misconduct resulting in a material loss to the Company or material damage to its reputation; (iii) Consultant commits a material violation of any of the Company’s policies, including but not limited to the policy against unlawful harassment; or (iv) Consultant commits a material breach of this Agreement or the Separation Agreement and Release.  If the Company terminates this Agreement for cause, the Company will pay you any accrued Consulting Fees as of the termination date, and you will not be entitled to any additional Consulting Fees or future equity vestings.

10.       Change in Control.  Notwithstanding anything to the contrary contained herein or in Consultant’s outstanding equity award agreements with the Company (“Subject Awards”), in the event of a Change in Control (as defined in the ADMA Biologics, Inc. 2022 Equity Compensation Plan) or in the event of a termination by the Company without cause, in each case during the Term, the shares underlying the Subject Awards shall vest (and, as to options, also become exercisable) immediately prior to the consummation of such Change in Control or termination without cause, as applicable. The award agreements governing the Subject Awards are hereby amended to reflect the changes set forth in this Paragraph 10.

11.      Indemnification. Consultant will indemnify and hold harmless the Company and its directors, employees, legal representatives, agents, successors, and assigns from and against any and all loss, damage, liability, judgment, or expense, including reasonable attorneys’ fees and litigation costs arising out of any breach of this Agreement, including breaches of any of Consultant’s representations and warranties.  Consultant also agrees to indemnify the Company for any amounts paid, including, but not limited to, interest and penalties, in connection with any taxes that Consultant may owe based on payments made pursuant to this Agreement.

12.       Waiver.  No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, executors, administrators, successors and assigns.

13.        Amendment.  This Agreement may be modified or amended only by the written consent of authorized representatives of the parties.

14.       Entire Agreement and Counterparts.  This writing contains the entire agreement of the parties, and there are no promises, understandings, or agreements of any kind pertaining to this Agreement other than those written in this Agreement.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  An signed electronic version of this Agreement will be deemed an original.

15.      Severability.  If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

16.        Notices.  Any notice or correspondence required or permitted under the terms of this Agreement or required by law must be in writing and must be sent via email with delivery confirmation to the appropriate address stated below.  Either party may change its address for notice by providing notice to the other party given in accordance with this paragraph.  Notices will be considered to have been given at the time of actual delivery in person, five (5) business days after deposit in the mail as set forth above, or one (1) business day after delivery to an overnight air courier service or sending via email.

17.         Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and do not in any way define, limit, or extend the scope or intent of this Agreement or any term or provision of this Agreement.

18.       Governing Law.  This Agreement will be governed by and interpreted in accordance the laws of Florida.

19.        Arbitration.  The Parties agree that any dispute between you and the Company shall be submitted to and decided by binding arbitration in Florida, with the American Arbitration Association, using the rules in effect at the time of the request to arbitrate.  This includes all disputes between you and the Company, including but not limited to disputes about the validity of the arbitration clause and any claimed breach of this Agreement.  Further, while you have agreed to release all waivable employment-related claims in this Agreement, if you were to assert that there are employment-related claims that you did not release by this Agreement, whether discrimination, retaliation, harassment, or wage and hour claims, among others, then such claims would also be subject to arbitration.  You acknowledge that you understand that this means that you are waiving your right to proceed before a court or jury as to claims covered by this arbitration provision.  You and the Company agree to bring any claims in an individual capacity and unless you and the Company agree in writing, claims covered by this Agreement may not be joined or consolidated in court or arbitration with other individuals’ claims in a class, collective or representative action, and no damages or penalties may be sought or recovered on behalf of other individuals.  Arbitration will be administered under the rules of the American Arbitration Association according to that organization’s rules for employment arbitration and any requirements imposed by the law of the selected forum.  Any arbitral award determination is final and binding upon you and the Company and may be entered as a judgment in a court of competent jurisdiction.

You and the Company hereby submit to the exclusive jurisdiction of the state and federal courts located in Florida (and waive the defenses of lack of jurisdiction or inconvenient forum to the maintenance of any such action or proceeding in such venue) for any action to stay or to compel arbitration, or for proceedings to obtain injunctive relief for a breach or threatened breach of any covenants herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

CONSULTANT	ADMA Biologics Inc.

/s/ Brad Tade	/s/ Michael A. Goldstein, Esq.
Brad Tade	Michael A. Goldstein, Esq.

Date: February 25, 2026	Date: February 25, 2026

EXHIBIT B

Final Release Agreement

(Attached)

Final Release Agreement

This Final Release Agreement is made and entered this ____ day of [August], 2026 by and between Brad Tade (“Employee”) and ADMA Biologics, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties are party to the Separation Agreement and Release (the “Original Agreement”), dated February 25, 2026 and desire to enter into this Final Release Agreement.

NOW, THEREFORE, in consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound hereby, agree as follows:

1.    Employee ceased to be an employee of the Company on the Separation Date set forth in the Original Agreement and thereafter entered into a consultant engagement with the Company.

2.   The parties ratify and confirm all aspects of the Original Agreement and in particular, (i) the Company agrees to provide the additional COBRA benefit as required thereby, subject to Employee’s execution and non-revocation of this Final Release and no further conditions; and (ii) Employee acknowledges his release of known and unknown claims, as stated in Paragraphs 3 and 4 of the Original Agreement, as of the date hereof, and covering in addition the time period from the date of the Original Agreement to the date hereof.

3.   Employee has been advised to consult with counsel and has been given a reasonable and sufficient period of time of not less than twenty-one (21) calendar days in which to consider and return this Final Release Agreement.  Employee further acknowledges and agrees that upon his execution and return of this Final Release Agreement, Employee will be permitted to revoke this Final Release Agreement at any time during a period of seven (7) calendar days following his execution hereof.  This Final Release Agreement does not become effective until the expiration of the seven (7) day revocation period.  The additional COBRA benefit set forth in the Original Agreement shall not be provided or paid until the expiration of the seven (7) day revocation period, and shall be payable in accordance with the terms of the Original Agreement.

4.    Paragraphs 3-18 of the Original Agreement are incorporated herein as if set forth herein in full.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date first above written.

EMPLOYEE

By:	Date:
Brad Tade

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